Exhibit 5.1

October 18, 2024

Board of Directors

PENN Entertainment, Inc.

825 Berkshire Blvd.

Suite 200

Wyomissing, PA 19610

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to PENN Entertainment, Inc., a Pennsylvania corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance of up to 468,932 shares of common stock, par value $0.01 per share of the Company (the “Shares”) in connection with, from time to time, the exchange, retraction or redemption of exchangeable shares (the “Exchangeable Shares”) of 1317774 B.C. Ltd. (“Exchangeco”), the Company’s Canadian subsidiary, which Exchangeable Shares were issued pursuant to the Arrangement Agreement, dated August 4, 2021, by and among the Company, Score Media and Gaming Inc. and Exchangeco, as amended by Amendment No. 1 to the Arrangement Agreement, dated September 10, 2021, by and among the Company, Score Media and Gaming Inc. and Exchangeco. The exchange, retraction or redemption of the Exchangeable Shares for Shares will be in accordance with the terms and subject to the conditions set forth in the Plan of Arrangement (the “Plan of Arrangement”); and collectively with the Plan of Arrangement, as amended, the “Exchangeable Share Documents”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, and (ii) issuance of the Shares, in the manner contemplated by the Registration Statement and the Exchangeable Share Documents, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Ballard Spahr LLP

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